Exhibit 99.2

Loews Corporation Second Quarter 2023 Earnings Remarks

James Tisch, President & CEO:

Good morning. Loews is off to a great start in the first half of 2023, with each of our consolidated subsidiaries performing very well.
CNA had another strong quarter, its results reflecting the long and arduous re-underwriting process led by Dino Robusto over the past six years since he became CEO. In a quarter when industry catastrophe losses were more than double their historical average, CNA managed to record only 3.1 points of such losses—further evidence that the management team’s steadfast focus on underwriting continues to produce stellar results.
Growth at CNA was also robust in the second quarter, with net written premiums increasing 10% excluding currency fluctuations compared to the same period last year. That growth was driven by over 7 points of renewal premium change and strong new business, which was 11% higher than during the same period last year. As a reminder, renewal premium change consists of two components: rate and exposure growth. Rate is the change in price if the coverage remains the same. Exposure growth captures underwriting changes (i.e., changes in deductibles, etc.), as well as changes in the insured’s characteristics, such as changes to payroll, revenue or property values. For the second quarter, higher rates contributed 5 points of renewal premium change and exposure growth added another 2 points. All in all, we are pleased with CNA’s continuing solid performance.

Moving on to Boardwalk, the company reported EBITDA of $213 million, which represents an increase of over 10% compared to $193 million in the second quarter of 2022. This year-over-year increase was driven both by strong volumes and higher rates. As I said last quarter, Boardwalk has very limited exposure to the spot price of natural gas, other than the extent to which price affects the volume of gas consumed.

Loews Hotels continued to take advantage of strong travel demand. The company’s second quarter operating revenues increased compared to the second quarter of 2022. However, the hotel company’s Adjusted EBITDA declined by $15 million to $100 million in the second quarter, compared to $115 million in the second quarter of 2022. This was due to the impact of higher operating expenses, notably increased labor expenses. It bears repeating that last year’s extraordinary performance was due in part to demand recovering faster than staffing levels. Across the lodging industry, staffing levels have normalized as compared to what they were during the pandemic when hotel properties struggled to fill open positions.
We remain optimistic about Loews Hotels’ growth prospects over the coming years. Construction of the Loews Arlington Hotel in Arlington, Texas continues, on time and on budget. This nearly 900-room resort property is slated to be completed in the first quarter of next year and will include 250,000 square feet of best-in-class meeting and event space. While the hotel will not open until February of 2024, the company has seen incredibly strong interest and there are already close to 150,000 group room-nights booked for future dates. Loews Hotels also has three properties with a total of 2,000 rooms under development at Universal’s new Epic Universe theme park in Orlando. Those hotels are expected to be completed in 2025, at which point Loews Hotels will have a 50% interest in a total of 11 hotels with 11,000 rooms at Universal Orlando.
As our stock continues to trade at a significant discount to our view of its intrinsic value, share repurchases remain Loews Corporation’s primary capital allocation lever. Since the end of the first quarter, Loews repurchased 2.4 million of its own shares for a total cost of $144 million. As of last Friday, July 28th, Loews has bought back 10.6 million shares this year, or over 4% of our outstanding shares at the beginning of the year, at a cost of $630 million. Loews currently has just over 225 million shares outstanding, which represents a nearly one-third reduction of shares outstanding since the end of 2017. We will continue to repurchase our shares as long as we believe they trade at a discount to our view of their intrinsic value.

Jane Wang, Chief Financial Officer:

For the second quarter of 2023, Loews reported net income of $360 million or $1.58 per share, compared with net income of $167 million or $0.68 per share in last year’s second quarter. This year-over-year increase was driven by higher income from our consolidated subsidiaries and higher net investment income at the parent company. As a reminder and consistent with the first quarter, prior period results have been restated to reflect the adoption of the new GAAP accounting standard of “long-duration contracts targeted improvements,” or LDTI.

Book value per share increased from $60.81 at the end of 2022 to $64.59 at the end of the second quarter of 2023. Book value per share excluding AOCI (Accumulated Other Comprehensive Income) increased from $74.88 at the end of 2022 to $78.56 at the end of the second quarter. This increase was driven by earnings and accretive share repurchases in the first half of the year.

Our largest subsidiary, CNA, contributed net income of $255 million to Loews in the second quarter compared to $170 million in last year’s second quarter. The $85 million year-over-year increase was primarily driven by higher net investment income.
The increase in net investment income was driven by higher interest rates on fixed income securities and improved returns on limited partnerships and common stocks. The pre-tax yield on the company’s fixed income portfolio increased 30 basis points from 4.3% in the second quarter of 2022 to 4.6% in the second quarter of 2023.
CNA continued to post profitable growth in this hard insurance market, with net written premiums increasing 10% excluding currency fluctuations. That growth enabled CNA to produce its highest ever underlying underwriting income in the second quarter of this year. The company’s underlying combined ratio of 91.1% increased slightly compared to 90.8% in the second quarter of last year due to higher employee-related costs included in the expense ratio. The all-in combined ratio of 93.8% was 2.8 points higher than the second quarter of 2022, which had particularly mild catastrophe activity.
CNA continued to de-risk its long-term care reserves through policyholder buyouts. Year to date, CNA has spent $121 million to buy out 4,100 policies. These cash buyouts are related to the policies’ statutory reserves, which are generally higher than GAAP reserves, resulting in a small GAAP charge. We believe this is the right strategy, as it reduces GAAP reserves and de-risks the business over the long term.
Additionally, CNA’s results include a loss from unfavorable legacy mass tort claims, although this loss is less than the amount in the prior year’s second quarter.

Moving on to our natural gas pipeline business, Boardwalk contributed net income of $57 million to Loews in the second quarter, which represents an increase of $18 million from $39 million in last year’s second quarter. The company’s revenues increased as a result of higher recontracting rates, greater utilization of its pipeline and storage assets and recently completed growth projects. Net income also benefited from lower interest expense due to lower borrowings compared to last year’s second quarter. That increase was partially offset by higher operation and maintenance expenses related to pipeline safety compliance rules, higher employee-related costs and higher depreciation expense.

At Loews Hotels, the company contributed $74 million of net income to Loews in the quarter versus $44 million in the second quarter of last year. The year-over-year increase was driven by a $36 million after tax gain related to Loews Hotels’ acquisition of an additional equity interest in Live! By Loews in Arlington, Texas, which was an unconsolidated joint venture prior to this transaction. As a result of the consolidation, the carrying value of the hotel was revalued to the fair value of the asset. Excluding this gain, net income declined by $6 million to $38 million in the second quarter. The year-over-year decline was driven by higher operating expenses due to the return to normalized staffing levels.
Finally, turning to the corporate segment: Loews recorded after-tax investment income of $9 million this quarter compared to a $51 million loss in the prior year’s second quarter. This improvement was driven by better performance within the company’s common stock and LP portfolio as well as higher interest rates on our cash and short-term investment portfolio.

From a cash flow perspective, we received $102 million in dividends from CNA in the second quarter of 2023. Since the end of the first quarter, Loews has repurchased an incremental 2.4 million shares at a cost of $144 million. That brings our total year-to-date share repurchases through last Friday to 10.6 million shares at a total cost of $630 million. In the second quarter, Loews also repaid its $500 million bond that matured in May of this year with cash on hand.
Loews ended the quarter with $2.5 billion in cash and short-term investments and $1.8 billion of parent company debt.

Investor Q&A

Every quarter, we encourage shareholders to send us questions in advance of earnings that they would like us to answer in our remarks. Please see below for the questions we have received, along with some additional questions we found relevant.

Do you anticipate making a sizable investment in Loews Hotels this year to support its growth projects?

Loews Hotels continues to make significant investments in its growth. Last year, Loews Hotels completed a $222 million equity investment in the construction of the Loews Arlington. This year, Loews Hotels anticipates making a nearly $200 million equity investment to develop its three new properties in Orlando. Given the hotel company’s strong internal cash flow generation, it self-funded the vast majority of its investment in the Loews Arlington and we anticipate that it will be able to self-fund the substantial majority of its growth projects in 2023. The equity need from the parent company is minimal—Loews Corporation made a $33 million equity contribution to Loews Hotels last year and anticipates investing a similar amount during 2023.

Two weeks ago, Bloomberg released a story about Loews’s lack of analyst coverage. Why is Loews not covered by Wall Street analysts? Do you want coverage? Does this lack of coverage impact the valuation of Loews?

The article correctly states that Loews had analyst coverage in the past but lost that coverage as analysts retired or switched firms. In response to declining coverage, we reached out and encouraged various firms to initiate coverage on Loews, to no avail. We believe investment banks are reluctant to cover Loews because its multi-industry holding company structure does not fit within the banks’ sector-specific coverage models.
As I have stated in the past, we believe Loews trades at a substantial discount to our view of its intrinsic value. This discount may be due in part to the lack of research coverage of Loews. Therefore, we encourage our investors to reach out to the banks and ask them to initiate such coverage, and as a reminder, investors can always contact us with any questions they may have. In the meantime, we are happy to buy in our shares when they are undervalued. As I stated in my remarks, Loews has just over 225 million shares outstanding, which represents a nearly one-third reduction of shares outstanding since the end of 2017.

There has been a lot of discussion about the current state of the reinsurance market. How does a hard reinsurance market impact CNA?

CNA's catastrophe losses in its property book of business have been significantly below those of the broader insurance industry due to the company’s focus on underwriting. Analysts estimate U.S. catastrophe losses will be in the range of $20 to $27 billion in the second quarter of this year, which is significantly higher than the 10-year median second quarter catastrophe loss of less than $12.5 billion. In comparison, CNA reported 3.1 points of catastrophe losses, which is in line with its 10-year average for the second quarter. CNA certainly felt the impacts of higher reinsurance pricing at the June 1st renewal, but relative to the industry, CNA’s rate increases were less severe. Also, it is important to note that higher reinsurance spend will likely be mitigated by premium rate increases.
Jim, any comments or predictions on the state of the economy now and going forward?

Rather than comment on what’s going on with inflation or the economy, this quarter I want to speak about my long-term view of interest rates.

In my opinion, we are now paying the price for the 14 years of Zero Interest Rate Policy (ZIRP) and Quantitative Easing (QE) that lasted from the end of 2008 until 2022. There was a brief, minor increase in rates starting in 2016, but that increase was cut short by COVID in early 2020.

During this extended period, the Fed managed not only the short end of the yield curve (which was historically their tool for managing interest rates), but also set rates across the yield curve through their massive Quantitative Easing program.
Both ZIRP and QE lasted much too long and revealed an arrogance on the part of the Fed – a belief that they knew better than the market what the appropriate term interest rates should be.
As early as 2011, it was my sense that the Fed should begin raising rates above zero to get the markets accustomed to having to pay some amount to borrow money. Instead, however, I watched with concern as ZIRP and QE continued, and the markets and the government became accustomed to zero money market rates and unsustainably low term rates.

As a reminder, ten-year notes bottomed out at about 50 basis points in 2020 and averaged about 2% from 2009 to 2021. In that period, federal interest expense increased by only one third from $313 billion in 2007 to $412 billion in 2020, even as the national debt increased by a factor of three from $9.2 trillion to $27.7 trillion.
Additionally, from 2011 until 2021, the Fed remitted over $900 billion to the Treasury or about $84 billion a year. These remittances were made possible by the spread the Fed earned on its massive balance sheet. It reflected the difference between the yield on their fixed income portfolio of about $8 trillion in government debt and the zero cost of financing those debt purchases. Of course, those happy days for the Fed are now gone: the cost of financing their low coupon debt has skyrocketed to more than 5%, leaving the Fed with enormous losses and the federal government without its annual $84 billion remittances.

The Fed’s assets, which amounted to less than $1 trillion before the 2008 financial crisis, ballooned to nearly $4.5 trillion by the end of 2014. The Fed’s balance sheet remained around $4 to $4.5 trillion until the outbreak of COVID in early 2020. During COVID, the Fed’s balance sheet more than doubled to nearly $9 trillion. Despite recent quantitative tightening, the Fed’s balance sheet is still more than $8 trillion, more than eight times its size prior to the Great Financial Crisis. That is a big problem, since now, instead of earning money on the spread between floating and fixed rates, the Fed is losing money hand over fist.

To say that the period from 2009 to 2021 was one of monetary profligacy would be an understatement. But the markets were fat and happy and no one cared . . . until everyone did!

Going forward, it appears we are returning to the days of real interest rates (i.e., interest rates higher than the inflation rate) for the U.S. Treasury and other issuers. Before the financial crisis, positive real interest rates were the norm and fixed income was at times an attractive alternative to investing in the equity markets.

From 2008 until last year, the only investors in fixed income were those who had to invest in fixed income, i.e., insurance companies, pension funds, and others in need of fixed income investments. Investment committees of universities and other institutions abandoned fixed income since equity earned so much more. Today fixed income is again an investible class of assets. With an investment grade fixed income portfolio, an endowment can easily fund its annual 5% draw and have money left over to increase the endowment.

The combination of financing the federal deficit of about $2 trillion a year, combined with absorbing $1 trillion a year of Fed sales of treasury securities acquired during the easy money QE days, means that interest rates will have to stay at a high enough level to attract money from the private investment markets. In my view, that means returning to the old normal that prevailed for decades prior to 2008, which was 100-200 basis points of real return on term treasury securities. It’s my opinion that investors can expect this state of affairs to continue for the foreseeable future, meaning that even if inflation goes to two percent, term securities will trade at three to four percent – not far from where they are now. So while treasury securities will provide a good real return, don’t expect too much in the way of capital gains from these securities since they will likely not trade at significantly lower yields.

And that’s the way I see things from my perch. More next quarter.

Reconciliation of GAAP Measures to Non-GAAP Measures

These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. Boardwalk Pipelines utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”), and Loews Hotels & Co utilizes Adjusted EBITDA. These measures are defined and reconciled to the most comparable GAAP measures on page 8 of these remarks.

About Loews Corporation

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. For more information, please visit www.loews.com.

Forward-Looking Statements

Statements contained in these earnings remarks which are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company's website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of these remarks. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Definitions of Non-GAAP Measures and Reconciliation of GAAP Measures to Non-GAAP Measures:

Boardwalk Pipelines

EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization. The following table presents a reconciliation of Boardwalk net income attributable to Loews Corporation to EBITDA:

	Three Months Ended June 30,
(In millions)	2023	2022
Boardwalk net income attributable to Loews Corporation	$57	$39
Interest	35	42
Income tax expense	19	13
Depreciation and amortization	102	99
EBITDA	$213	$193

Loews Hotels & Co

Adjusted EBITDA is calculated by excluding from Loews Hotels & Co’s EBITDA, state and local government development grants, gains or losses on asset acquisitions and dispositions, asset impairments, and equity method income and including Loews Hotels & Co’s pro rata Adjusted EBITDA of equity method investments. Pro rata Adjusted EBITDA of equity method investments is calculated by applying Loews Hotels & Co’s ownership percentage to the underlying equity method investment’s components of EBITDA and excluding distributions in excess of basis.

The following table presents a reconciliation of Loews Hotels & Co net income attributable to Loews Corporation to Adjusted EBITDA:

	Three Months Ended June 30,
(In millions)	2023	2022
Loews Hotels & Co net income attributable to Loews Corporation	$74	$44
Interest	(1)	4
Income tax expense	27	20
Depreciation and amortization	17	16
EBITDA	117	84
Gain on asset acquisition	(46)
Asset impairments	9	14
Equity investment adjustments:
Loews Hotels & Co’s equity method income	(41)	(53)
Pro rata Adjusted EBITDA of equity method investments	62	71
Consolidating adjustments	(1)	(1)
Adjusted EBITDA	$100	$115

The following table presents a reconciliation of Loews Hotels & Co’s equity method income to Pro rata Adjusted EBITDA of equity method investments:

	Three Months Ended June 30,
(In millions)	2023	2022
Loews Hotels & Co’s equity method income	$41	$53
Pro rata share of equity method investments:
Interest	12	9
Income tax expense
Depreciation and amortization	12	12
Distributions in excess of basis	(3)	(3)
Consolidation adjustments
Pro rata Adjusted EBITDA of equity method investments	$62	$71